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                                                                       EXHIBIT 5

                               February 16, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Avenue, N.W.
Washington, D.C. 20549

     RE:  DIGICON INC. -- FORM S-2 REGISTRATION STATEMENT

Gentlemen:

     We have acted as counsel to Digicon Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 3,700,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-2 (the "Registration Statement"). In such capacity, we have examined the Certificate of Incorporation, the Bylaws and the corporate proceedings of the Company, and based on such examination and having regard for applicable legal principles, it is our opinion that (i) the 3,500,000 Shares to be sold by the Company will, when issued and sold as contemplated in the Registration Statement, be validly issued, fully-paid and non-assessable outstanding securities of the Company, and (ii) the 200,000 shares to be sold by the "Selling Stockholder" identified in the Registration Statement are validly issued, fully paid and non-assessable outstanding securities of the Company.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                          Very truly yours,

                                          PORTER & HEDGES, L.L.P.